Exhibit 4.15

PROFESSIONAL SERVICES CONTRACT, ENTERED INTO BY AND BETWEEN THE COMPANY "MINERA SAN XAVIER", S.A. DE C.V., REPRESENTED BY MR. SERGIO ENRIQUE LOPEZ BRIONES (HEREINAFTER REFERRED TO AS "MSX"), AND THE COMPANY "FIREX", S.A. DE C.V., REPRESENTED BY MR. JORGE MENDIZABAL ACEBO (HEREINAFTER REFERRED TO AS "FIREX"), ACCORDING TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

R E P R E S E N T A T I O N S

[English Translation of Spanish Language Document]

I.           Of "MSX":

a) To be a Mexican company, duly incorporated, according to the laws of our country as evidenced in the public deed number 50,650, dated March 18th, 1994, granted before the attest of Mr. Jorge Alfredo Dominguez Martinez, Notary Public number 140, of the city of Mexico, Federal District, and inscribed in the Public Registry of Property and Commerce of the city of San Luis Potosi, S.L.P., with the number 21,947, page 206, volume 227 of Societies, Powers and Commerce.

b) To have amongst its corporate purposes, the industry of mining- metallurgic in general.

c) To have its representative, the necessary faculties to enter into this contract on behalf of MSX, as shown in the public deed number 33,434, volume 915, dated March 7th, 2003, granted before the attest of Mr. Jose Maria Morera Gonzalez, Notary Public number 102 of the of Mexico, Federal District, and that such faculties have not been modified or revoked to this date.

d) To have its domicile in the city of San Luis Potosi, capital of the State with the same name.

e) To be its Federal Contributors Registry: MSX-940318-C41.

II.         Of FIREX:

a) To be a Mexican company, duly incorporated according to the laws of our country, as evidenced in the public deed number 6, volume fourteen, dated July 31st, 1998, granted before the attest of Mr. Leopoldo de la Garza Marroquin, Notary Public number 36 of the city of San Luis Potosi, S.L.P., and inscribed in the Public Registry of Property and Commerce of the same city, with the number 29,004, page 169, volume 380 of Societies, Powers and Commerce.

b) To have amongst its corporate purposes, the assistance in all type of engineering and/or technology, as well as the counseling and supervision to industrial companies.

c) To have its representative the necessary faculties to enter into this contract on behalf of FIREX, as evidenced in the public deed described in paragraph a) of its representations, and that such faculties have not been modified and/or revoked.

d) To have its domicile located in the city of San Luis Potosi, capital of the State with the same name.

e) To be its Federal Contributors Registry: FIR-980731-TY2.

III.        Of the parties:

a) To ratify the content of their respective representations and to acknowledge the personality and legal capacity with which they enter into this contract.

b) To accept regulate their contractual relationship according to the terms, conditions and scope of this document, in accordance to the content of the same, granting their free will, not existing deceitful representations, error, bad faith, nor any other act or omission that would induce the parties to enter this agreement that they would not otherwise have made; the parties therefore, grant the following:

C L A U S E S

FIRST.- SCOPE OF THE CONTRACT. MSX hires the services of FIREX with the purpose that the latter assists the first throughout the development of the mining project of Cerro de San Pedro, located in the Municipality of the same name, in the State of San Luis Potosi; services that the latter agrees to perform, appointing for such effect Mr. Jorge Mendizabal Acebo as advisor, acting as General Director of MSX, and in accordance to the services set forth in the unique attachment of this contract.

SECOND.- TERM OF EFFECTIVENESS. The present contract shall be effective for six (6) months, counted from the date of its signature, term which can be either increased or terminated in anticipation, if formally negotiated by the parties.

THIRD.- PROFESSIONAL FEES. MSX shall pay FIREX for the services described in clause first, the monthly fee of US$5,000.00 (five thousand dollars 00/100 USCy) plus the Added Value Tax, upon receipt of the corresponding invoice, in its equivalent in Mexican currency, at the rate published by BANXICO on the day the payment is due.

FOURTH.- MECHANISM OF PAYMENT. MSX shall pay the corresponding professional fees, through a cheque bearing the name of FIREX, S.A. DE C.V., and/or through electronic transfer to the cheque account that the General Director indicates. The payments will be made on the 15th day of each month, or the previous working day, if the 15th is not a working day.

FIFTH.- OTHER EXPENSES. The expenses, such as traveling expenses in which FIREX incurs, will be charged to MSX, according to the politics established by the latter for such effect; in any case, MSX shall pay and/or reimburse FIREX and/or the General Director, as requested by these, the corresponding amounts, within the next five (5) days following the date of the request.

SIXTH.- OBLIGATIONS OF THE PARTIES.

A)     Of MSX:

1. To pay the professional fees to its counterpart, on time and according to the terms established in this contract.

2. To supervise the correct performance of the services object of this contract, through the person(s) designated for such effect.

3. The rest of the obligations appointed by this contract and/or its attachment.

B)     Of FIREX:

1. To perform the services efficiently and in accordance to the applicable laws and customs, as well as to the professional ethics.

2. To respect the confidentiality to which it compromises by this contract, regarding the services object of the same and/or the information provided by MSX, or that derives from the contractual relationship.

3. To inform MSX, timely and in writing, periodically or when requested, as the parties agree, of all the services and/or activities carried out.

4. The rest of the obligations appointed by this contract and/or its attachment.

SEVENTH.- CONFIDENTIALITY. Any information obtained by FIREX and/or by the General Director during and as a consequence of this contract, will be strictly confidential. All the reports, files, drawings, maps, data and any other document that MSX provides to FIREX and/or to the General Director, or obtained, developed or prepared by the latter according to this contract, shall be considered to be property of MSX.

EIGHTH.- EXCEPTIONS REGARDING THE CONFIDENTIALITY. It shall not be deemed as confidential the information already in the public domain, or .that result evident to a technician on the subject, or the information that must be disclosed by legal disposition or by judicial order. It shall not be deemed as information of public domain, or disclosed by legal disposition, that information that is provided to any authority by a person who possess it as industrial secret, when he/she provides it with the purpose of obtaining licenses, authorizations, registries, or any other acts of authority.

NINTH.- LABOR RESPONSIBILITY. The work performed by FIREX, through the General Director, according to this contract, shall be considered as that of a professional; therefore the latter shall not be considered, in any time and under no circumstances, as an employee of MSX, not existing consequently, between these two, a labor relationship.

TENTH.- TERMINATION. The present contract can be terminated in anticipation for any of the following causes:

A) For the total or partial impossibility of the General Director to continue performing the services to which he has committed by this document, or

B) By mutual agreement of the parties, in writing.

ELEVENTH.- RESCISSION. The present contract can be rescinded administratively, without need of judicial declaration, for any of the following causes:

A) The delay or lack of payment of the professional fees, in the terms referred to in clauses third and fourth of the present document, and/or

B) The non-fulfillment by any of the parties, of any of the obligations imposed by the present contract.

TWELFTH.- PREVIOUS NEGOTIATION OF CONFLICTS. In case that any controversy arises, the parties agree to manifest in writing to its counterpart, their inconformity, obtaining prove of its receipt or any other reliable proof of such declaration, giving each other 30 days, counted from the date of the receipt of such notice, to sort out and resolve their differences.

THIRTEENTH.- JURISDICTION AND ARBITRATION.

A) Jurisdiction.- For everything related to the interpretation, fulfillment and execution of the stipulations of this agreement, the parties submit to the jurisdiction of the Mexican legislation on this matter, specifically to the established in the civil codification of the State of San Luis Potosi, waiving expressly to any other jurisdiction that for reasons of their present or future domiciles may correspond.

B) Arbitration.- In case that the parties could not resolve their differences according to the previous paragraph, they shall resort to a procedure of arbitration, which decision shall be final. The mechanism of dispute resolution according to this clause shall be as follows: (i) the arbitration shall be of strict law, in the city of San Luis Potosi, S.L.P.; (II) the procedure shall be governed according to the rules that the Mexican Arbitration Centre (CAM, for its abbreviation in Spanish) has issued at the time; (iii) the language in which the arbitration procedure shall be carried out, shall be Spanish, and (iv) the parties waive any other resource for the resolution of controversies.

FOURTEENTH.- ASSIGNMENTS. None of the parties shall assign, gratuitously or onerously, in any case, the execution or fulfillment of this contract, nor assign any of the rights or obligations derived from the same.

FIFTEENTH.- ENTIRE AGREEMENT. The present contract includes all the stipulations agreed by the parties, and substitutes all previous contracts and agreements, written or verbal, between MSX and FIREX and/or the General Director. No previous contract, nor any negotiation between the parties in the transaction of their businesses, or any representation of any officer, employee, agent or representative of MSX and/or FIREX and/or the General Director, made previous or after the signature of this contract, shall be admitted in the interpretation of the terms and conditions of the same.

SIXTEENTH.- AMENDMENTS. Any amendment to this contract shall be agreed in writing and signed by both parties.

SEVENTEENTH.- LEGITIMACY OF THE CONTRACT. The parties agree that in the present contract there is no error, deceitful representations, bad faith, nor any other act or omission that affects their free will and that could cause the nullity of the contract; therefore they ratify its content and sign in two copies, one in English and the other in Spanish, agreeing that for all effects of interpretation, the latter shall prevail, on the 25th day of October, 2004, in the city of San Luis Potosi, S.L.P.

By MSX	By FIREX

/s/ Sergio Enrique Lopez B.	/s/ Jorge Mendizabal Acebo
MR. SERGIO ENRIQUE LOPEZ B.	MR. JORGE MENDIZABAL ACEBO

WITNESSES

/s/ Richard J. Hall	/s/ Jesus Motilla Martinez
MR. RICHARD J. HALL	MR. JESUS MOTILLA MARTINEZ

UNIQUE ATTACHMENT
SPECIFICATIONS OF THE SERVICES

I.         MAIN OBLIGATIONS OF THE GENERAL DIRECTOR. The parties agree that he shall have, enunciatively and not limitedly, the following responsibilities:

a) To execute the agreements and decisions of the Board of Directors.

b) To prepare the program of activities and the annual budget of incomes and expenses.

c) To delegate and supervise issues of his competence, to his subordinates.

d) To supervise the operation of the management of the areas corresponding to him.

e) To verify that an inventory of the goods under his care is made, as well as to update it and control it permanently.

II.         FACULTIES: The General Director shall be authorized to:

a) Legally represent MSX through the granting that this makes, through its Board of Directors, of powers of attorney, general and/or special, for acts of administration, for lawsuits, acts of property, depending on the needs of MSX; such powers of attorney shall be ratified before the attest of a Notary Public.

b) To represent MSX in the matters related to the operation of its areas and with the personnel of the same.

c) To appoint and dismiss technical and administrative personnel of MSX based on legal and administrative laws, and which appointment isn't in charge of the Board of Directors.

d) To propose the Board of Directors, the appointment or dismissal of personnel of trust.

e) To supervise that the appointments are formally carried out, and formalized in reliable documents, as well as to update them.

III.         DOCUMENTATION IN CHARGE OF THE GENERAL DIRECTOR. Both parties agree that he shall timely deliver the following documentation, during the performance of his services, to the Board of Directors and/or to its chairman:

a) Work schedule.

b) Report of activities, progress of the services and financial statements (monthly).

c) Annual report for fiscal year.

d) Brief description of medium - long term strategy plans, that fit the strategies proposed and authorized by the Board of Directors.

e) Annual operation plan of the current fiscal year (budget, goals, etc.) as well as its monthly follow-up.

f) Specific strategies of relevance.

g) Brief description about the mechanism and periodicity of formal or informal meetings, related to the activities of MSX.

h) Brief description of the operation of committees, if it is the case.

i) Policies and internal regulations.

IV.         DOCUMENTATION IN CHARGE OF MSX. The parties agree that, within the next thirty (30) days following the signature of this contract, MSX shall provide the General Director, for a better performance of his activities, the following information:

a) Accounting information (Financial statements of the last fiscal year, status of the operation of the accounting system, etc.)

b) Legal information (Public deeds, powers of attorney, effective contracts, trials / lawsuits, documentation related to federal, state and local authorities, etc.)

c) Financial administration.

d) Credit information.

e) Fiscal status.

f) Human resources (Classification of personnel, indicators of human factor, union relationship, etc.)

g) External advisors (Accountants, lawyers, industrial technicians, etc.)

By MSX	By FIREX

/s/ Sergio Enrique Lopez B.	/s/ Jorge Mendizabal Acebo
MR. SERGIO ENRIQUE LÓPEZ B.	MR. JORGE MENDIZÁBAL ACEBO

This attachment forms part of the contract entered into by and between the company "MINERA SAN XAVIER", S.A. de C.V., represented by Mr. Sergio Enrique Lopez Briones an, by the company "FIREX", S.A. de C.V., represented by Mr. Jorge Mendizabal Acebo, dated October 25th, 2004.

This document is confidential and for the exclusive use of the parties of the contract.